Exhibit 5.1

First Commonwealth Financial Corporation Executive Offices Old Courthouse Square 22 North Sixth Street Indiana, Pennsylvania 15701-0400 724.349.7220 Phone 724.464.1112 Fax www.fcbanking.com

May 8, 2009

First Commonwealth

Financial Corporation

22 North 6th Street

Indiana, PA 15701

Re:

Issuance of 5,000,000 Shares of Common Stock of First Commonwealth

Financial Corporation Pursuant to Registration Statement on Form S-8

Filed with the Securities and Exchange Commission (the “Registration Statement”)

Ladies and Gentlemen:

I have acted as counsel to First Commonwealth Financial Corporation, a Pennsylvania corporation (“Company”), in connection with the proposed issuance of 5,000,000 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), pursuant to the First Commonwealth Financial Corporation Incentive Compensation Plan.

As counsel for the Company I have made such legal and factual examinations and inquiries as I deem advisable for the purpose of rendering this opinion. In addition, I have examined such documents and materials, including the Articles of Incorporation, By-Laws, and other corporate records of the Company, as I have deemed necessary for the purpose of this opinion.

On the basis of the foregoing, in my opinion, the 5,000,000 shares of Common Stock registered for issuance pursuant to the Registration Statement, have been duly authorized and, when issued as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

I hereby consent to the filing of this opinion as part of the Registration Statement and amendments thereto.

Very Truly Yours,

/s/ Matthew C. Tomb
Matthew C. Tomb